Exhibit 99.8

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS1

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (this “MD&A”) discusses our results of operations and general financial condition. This MD&A should be read in conjunction with “Business” contained in Exhibit 99.1 to the Report, the Audited Consolidated Financial Statements contained in Exhibit 99.11(b) to the Report and the Unaudited Consolidated Financial Statements contained in Exhibit 99.11(c) to the Report. The matters discussed below may contain “forward-looking statements” as described in the Report. The prospective investor’s attention is directed to that section and “Risk Factors” contained in Exhibit 99.2 to the Report for discussion of various risks and uncertainties that may impact us. All references to the Audited Consolidated Financial Statements and to the Unaudited Consolidated Financial Statements are references to Exhibit 99.11(b) and Exhibit 99.11(c), respectfully, in the Report.

Contents of MD&A

This MD&A consists of the following information:

•	Accounting Matters

•	Results of Operations

•	Outlook

•	Liquidity and Capital Resources

Accounting Matters

Critical Accounting Policies and Estimates

Dominion Gas has identified the following accounting policies, including certain inherent estimates, that as a result of the judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operations involved, could result in material changes to its financial condition or results of operations under different conditions or using different assumptions. Dominion Gas has discussed the development, selection and disclosure of each of these policies with the Audit Committee of Dominion’s Board of Directors. As of March 31, 2014, there have been no significant changes to Dominion Gas’ critical accounting policies and estimates.

Accounting for Regulated Operations

The accounting for Dominion Gas’ regulated gas operations differs from the accounting for nonregulated operations in that it is required to reflect the effect of rate regulation in its consolidated financial statements. For regulated businesses subject to federal or state cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by nonregulated companies. When it is probable that regulators will permit the recovery of current costs through future rates charged to customers, these costs are deferred as regulatory assets that otherwise would be expensed by nonregulated companies. Likewise, regulatory liabilities are recognized when it is probable that regulators will require customer refunds through future rates or when revenue is collected from customers for expenditures that have yet to be incurred. Generally, regulatory assets and liabilities are amortized into income over the period authorized by the regulator.

Dominion Gas evaluates whether or not recovery of its regulatory assets through future rates is probable and makes various assumptions in its analyses. The expectations of future recovery are generally based on orders issued by regulatory commissions or historical experience, as well as discussions with applicable regulatory authorities. If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made. See Notes 11 and 12 to the Audited Consolidated Financial Statements for additional information.

[1]	This exhibit is a part of the Form 8-K filed on June 26, 2014 (the “Report”) by Dominion Gas Holdings, LLC, and makes reference to other exhibits filed with the Report. For purposes of the Report and exhibits, unless we have indicated otherwise or the context otherwise requires, references to “Dominion Gas,” the “Company,” “we,” “our,” “us” or like terms refer to Dominion Gas Holdings, LLC and its subsidiaries and references to “Dominion” refer to Dominion Resources, Inc. and its subsidiaries. Other terms not defined herein are defined in Exhibit 99.11(a)—“Definitions Used in Consolidated Financial Statements.”

Income Taxes

Dominion Gas’ consolidated financial statements include the income taxes of Dominion Gas Holdings, LLC, East Ohio, DTI and Dominion Iroquois. Although Dominion Gas Holdings, LLC, a single member limited liability company, is disregarded for income tax purposes, a provision for income taxes is recognized to reflect the inclusion of its business activities in the tax returns of its parent, Dominion. Under an agreement to be executed with Dominion in 2014, Dominion Gas Holdings, LLC, as a separate company, will be compensated for its tax benefits or will pay Dominion its share, if any, of taxes payable. Dominion Gas’ subsidiaries are included in Dominion’s consolidated federal income tax return. In addition, where applicable, Dominion Gas’ subsidiaries are included in combined income tax returns for Dominion and its subsidiaries which are filed in various states; otherwise, separate state income tax returns are filed. Dominion Gas’ subsidiaries participate in an intercompany tax sharing agreement with Dominion and its subsidiaries. Current income taxes are recognized based on taxable income or loss, determined on a separate company basis.

Under the agreements, if Dominion Gas or its subsidiaries incur a net operating loss, recognition of current income tax benefits is limited to refunds of prior year taxes obtained by the carryback of the net operating loss or to the extent the net operating loss is absorbed by the taxable income of other Dominion consolidated group members. Otherwise, the net operating loss is carried forward and is recognized as a deferred tax asset until realized.

Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws involves uncertainty, since tax authorities may interpret the laws differently. Dominion Gas is routinely audited by federal and state tax authorities. Ultimate resolution of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material.

Given the uncertainty and judgment involved in the determination and filing of income taxes, there are standards for recognition and measurement in financial statements of positions taken or expected to be taken by an entity in its income tax returns. Positions taken by an entity in its income tax returns that are recognized in the financial statements must satisfy a more-likely-than-not recognition threshold, assuming that the position will be examined by tax authorities with full knowledge of all relevant information. At December 31, 2013, Dominion Gas had $29 million of unrecognized tax benefits. Changes in these unrecognized tax benefits may result from remeasurement of amounts expected to be realized, settlements with tax authorities and expiration of statutes of limitations.

Deferred income tax assets and liabilities are recorded representing future effects on income taxes for temporary differences between the bases of assets and liabilities for financial reporting and tax purposes. Dominion Gas evaluates quarterly the probability of realizing deferred tax assets by considering current and historical financial results, expectations for future taxable income and the availability of tax planning strategies that can be implemented, if necessary, to realize deferred tax assets. Failure to achieve forecasted taxable income or successfully implement tax planning strategies may affect the realization of deferred tax assets. Dominion Gas establishes a valuation allowance when it is more-likely-than-not that all or a portion of a deferred tax asset will not be realized. At December 31, 2013, Dominion Gas had no valuation allowances.

Use of Estimates in Goodwill Impairment Testing

As of December 31, 2013, Dominion Gas reported $545 million of goodwill in its Consolidated Balance Sheet.

In April of each year, Dominion Gas tests its goodwill for potential impairment, and performs additional tests more frequently if an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. The 2013, 2012 and 2011 annual tests and any interim tests did not result in the recognition of any goodwill impairment.

In general, Dominion Gas estimates the fair value of its reporting units by using a combination of discounted cash flows and other valuation techniques that use multiples of earnings for peer group companies and analyses of recent business combinations involving peer group companies. Fair value estimates are dependent on subjective factors such as Dominion Gas’ estimate of future cash flows, the selection of appropriate discount and growth rates, and the selection of peer group companies and recent transactions. These underlying assumptions and estimates are made as of a point in time; subsequent modifications, particularly changes in discount rates or growth rates inherent in Dominion Gas’ estimates of future cash flows, could result in a future impairment of goodwill. Although Dominion Gas has consistently applied the same methods in developing the assumptions and estimates that underlie the fair value calculations, such as estimates of future cash flows, and based those estimates on relevant information available at the time, such cash flow estimates are highly uncertain by nature and may vary significantly from actual results. If the estimates of future cash flows used in the most recent tests had been 10% lower, the resulting fair values would have still been greater than the carrying values of each of those reporting units tested, indicating that no impairment was present. See Note 10 to the Audited Consolidated Financial Statements for additional information.

Use of Estimates in Long-Lived Asset Impairment Testing

Impairment testing for an individual or group of long-lived assets or for intangible assets with definite lives is required when circumstances indicate those assets may be impaired. When an asset’s carrying amount exceeds the undiscounted estimated future cash flows associated with the asset, the asset is considered impaired to the extent that the asset’s fair value is less than its carrying amount. Performing an impairment test on long-lived assets involves judgment in areas such as identifying if circumstances indicate an impairment may exist, identifying and grouping affected assets, and developing the undiscounted and discounted estimated future cash flows (used to estimate fair value in the absence of market-based value) associated with the asset, including probability weighting such cash flows to reflect expectations about possible variations in their amounts or timing, expectations about operating the long-lived assets and the selection of an appropriate discount rate. Although cash flow estimates are based on relevant information available at the time the estimates are made, estimates of future cash flows are, by nature, highly uncertain and may vary significantly from actual results. For example, estimates of future cash flows would contemplate factors which may change over time, such as the expected use of the asset, including future production and sales levels, expected fluctuations of prices of commodities sold and consumed and expected proceeds from dispositions. See Note 6 to the Audited Consolidated Financial Statements for a discussion of impairments related to certain long-lived assets.

Employee Benefit Plans

Dominion Gas participates in Dominion-sponsored noncontributory defined benefit pension plans and other postretirement benefit plans for eligible active employees, retirees and qualifying dependents. The projected costs of providing benefits under these plans are dependent, in part, on historical information such as employee demographics, the level of contributions made to the plans and earnings on plan assets. Assumptions about the future, including the expected long-term rate of return on plan assets, discount rates applied to benefit obligations and the anticipated rate of increase in healthcare costs and participant compensation, also have a significant impact on employee benefit costs. The impact of changes in these factors, as well as differences between Dominion Gas’ assumptions and actual experience, is generally recognized in the Consolidated Statements of Income over the remaining average service period of plan participants, rather than immediately.

The expected long-term rates of return on plan assets, discount rates and healthcare cost trend rates are critical assumptions. Dominion determines the expected long-term rates of return on plan assets for pension plans and other postretirement benefit plans in which Dominion Gas participates by using a combination of:

•	Expected inflation and risk-free interest rate assumptions;

•	Historical return analysis to determine long-term historic returns as well as historic risk premiums for various asset classes;

•	Expected future risk premiums, asset volatilities and correlations;

•	Forecasts of an independent investment advisor;

•	Forward-looking return expectations derived from the yield on long-term bonds and the expected long-term returns of major stock market indices; and

•	Investment allocation of plan assets. The strategic target asset allocation for the pension funds in which Dominion Gas participates is 28% U.S. equity, 18% non-U.S. equity, 33% fixed income, 3% real estate and 18% other alternative investments, such as private equity investments.

Strategic investment policies are established by Dominion for the prefunded benefit plans in which Dominion Gas participates based upon periodic asset/liability studies. Factors considered in setting the investment policy include those mentioned above such as employee demographics, liability growth rates, future discount rates, the funded status of the plans and the expected long-term rate of return on plan assets. Deviations from the plans’ strategic allocation are a function of Dominion’s assessments regarding short-term risk and reward opportunities in the capital markets and/or short-term market movements which result in the plans’ actual asset allocations varying from the strategic target asset allocations. Through periodic rebalancing, actual allocations are brought back in line with the target. Future asset/liability studies will focus on strategies to further reduce pension and other postretirement plan risk, while still achieving attractive levels of returns.

Dominion develops assumptions, which are then compared to the forecasts of an independent investment advisor to ensure reasonableness. An internal Dominion committee selects the final assumptions. Dominion Gas calculated its pension cost using an expected long-term rate of return on plan assets assumption of 8.50% for 2013, 2012 and 2011. Dominion Gas calculated its other postretirement benefit cost using an expected long-term rate of return on plan assets assumption of 7.75% for 2013, 2012 and 2011. The rate used in calculating other postretirement benefit cost is lower than the rate used in calculating pension cost because of differences in the relative amounts of various types of investments held as plan assets.

Dominion determines discount rates from analyses of AA/Aa rated bonds with cash flows matching the expected payments to be made under its plans. The discount rates used to calculate pension cost and other postretirement benefit cost ranged from 4.40% to 4.80% in 2013, and were 5.50% in 2012 and 5.90% in 2011. Dominion Gas selected discount rates of 5.20% and 5.00% for determining its December 31, 2013 projected pension and other postretirement benefit obligations, respectively.

Dominion establishes the healthcare cost trend rate assumption based on analyses of various factors including the specific provisions of its medical plans, actual cost trends experienced and projected, and demographics of plan participants. Dominion Gas’ healthcare cost trend rate assumption as of December 31, 2013 was 7.00% and is expected to gradually decrease to 4.60% by 2062 and continue at that rate for years thereafter.

For Dominion Gas employees represented by collective bargaining units, the following table illustrates the effect on cost of changing the critical actuarial assumptions previously discussed, while holding all other assumptions constant:

		Increase in Net Periodic Cost
	Change in Actuarial Assumption	Pension Benefits	Other Postretirement Benefits
(millions, except percentages)
Discount rate	(0.25)%	$1	$—
Long-term rate of return on plan assets	(0.25)%	3	1
Healthcare cost trend rate	1%	N/A	4

In addition to the effects on cost, at December 31, 2013, a 0.25% decrease in the discount rate would increase Dominion Gas’ projected pension benefit obligation by $16 million and its accumulated postretirement benefit obligation by $7 million, while a 1.00% increase in the healthcare cost trend rate would increase its accumulated postretirement benefit obligation by $28 million. See Note 17 to the Audited Consolidated Financial Statements for additional information.

Results of Operations

Presented below is a summary of Dominion Gas’ consolidated results:

First Quarter	2014	$ Change	2013
(millions)
Net Income	$164	$26	$138

Year Ended December 31,	2013	$ Change	2012
(millions)
Net Income	$461	$2	$459

Overview

First Quarter 2014 vs. First Quarter 2013

Net income increased 19% primarily due to increased gains on the sale of pipeline systems.

Year Ended December 31, 2013 vs. Year Ended December 31, 2012

Net income increased $2 million due to increased revenue from operations, primarily reflecting the Appalachian Gateway Project and the Northeast Expansion Project being placed into service, partially offset by decreased gains on sales of assets and impairment charges related to certain natural gas infrastructure assets.

Analysis of Consolidated Operations

Presented below are selected amounts related to Dominion Gas’ results of operations:

First Quarter	2014	$ Change	2013
(millions)
Operating Revenue	$569	$(17)	$586
Purchased gas	137	23	114
Other energy-related purchases	16	(6)	22

Net Revenue	416	(34)	450

Other operations and maintenance	53	(77)	130
Depreciation and amortization	47	(2)	49
Other taxes	51	4	47
Other income	8	(3)	11
Interest and related charges	6	(1)	7
Income tax expense	103	13	90

An analysis of Dominion Gas’ results of operations follows:

First Quarter 2014 vs. First Quarter 2013

Net revenue decreased 8%, primarily reflecting:

•	A decrease in rider revenue primarily related to low income assistance programs ($52 million); and

•	A decrease from NGL activities primarily due to lower sales volumes ($9 million).

These decreases were partially offset by:

•	An increase in transportation and storage activities and other revenues ($14 million);

•	An increase in AMR and PIR program revenues ($5 million); and

•	An increase in sales to gas distribution customers primarily due to an increase in heating degree days ($4 million).

Other operations and maintenance decreased 59%, primarily reflecting:

•	A $52 million decrease in bad debt expense at regulated natural gas distribution operations primarily related to low income assistance programs. These bad debt expenses are recovered through rates and do not impact net income; and

•	Increased gains due to the sale of pipeline systems ($34 million).

Depreciation and amortization decreased 4%, primarily due to increased deferrals for regulated capital projects related to PIR.

Other taxes increased 9%, primarily due to an increase in property taxes.

Other income decreased 27%, primarily due to lower equity earnings from Iroquois.

Interest and related charges decreased 14%, primarily due to an increase in deferrals for regulated capital projects related to AMR and PIR.

Income tax expense increased 14%, primarily reflecting higher pre-tax income in 2014.

Year Ended December 31,	2013	$ Change	2012
(millions)
Operating Revenue	$1,937	$260	$1,677
Purchased gas	323	88	235
Other energy-related purchases	93	52	41

Net Revenue	1,521	120	1,401

Other operations and maintenance	423	88	335
Depreciation and amortization	188	12	176
Other taxes	148	8	140
Other income	28	(9)	37
Interest and related charges	28	(12)	40
Income tax expense	301	13	288

An analysis of Dominion Gas’ results of operations follows:

Year Ended December 31, 2013 vs. Year Ended December 31, 2012

Net Revenue increased 9%, primarily reflecting:

•	An increase in gas transmission transportation revenue primarily due to the Appalachian Gateway Project being placed into service in September 2012 ($64 million) and the Northeast Expansion Project that was placed into service in November 2012 ($16 million);

•	An increase in gathering and storage services ($32 million);

•	An increase in sales to gas distribution customers primarily due to an increase in heating degree days and other revenues ($18 million); and

•	An increase in AMR and PIR program revenues ($16 million).

These increases were partially offset by:

•	A decrease in rider revenue primarily related to bad debt expense ($42 million) related to low income assistance programs.

Other operations and maintenance increased 26%, primarily reflecting:

•	Decreased gains on the sales of pipeline systems ($72 million); and

•	Impairment charges related to certain natural gas infrastructure assets ($55 million).

These increases were partially offset by:

•	A $42 million decrease in bad debt expense at regulated natural gas distribution operations primarily related to low income assistance programs. These bad debt expenses are recovered through rates and do not impact net income; and

•	An $18 million gain from agreements to convey Marcellus Shale development rights underneath several natural gas storage fields.

Depreciation and amortization increased 7%, primarily due to property additions ($21 million) and additions of intangible assets ($4 million), partially offset by a decrease attributable to the implementation of a new depreciation study for East Ohio ($8 million) and increased deferrals for regulated capital projects related to PIR and Ohio utility reform legislation effective September 2011 (“House Bill 95”) ($6 million).

Other taxes increased 6%, primarily to an increase in gross receipts and excise tax.

Other income decreased 24%, primarily due to a decrease in the equity component of the allowance for funds used during construction (“AFUDC”) due to significant projects being placed into service in the second half of 2012.

Interest and related charges decreased 30%, primarily due to lower interest on affiliated long-term debt resulting from lower outstanding debt due to the extinguishment of intercompany borrowings through the sale of two pipelines to an affiliate in December 2012 and the acquisition of intercompany borrowings from debt issued to third parties in October 2013 ($18 million), partially offset by a decrease in the debt component of AFUDC ($7 million) due to significant projects being placed into service in the second half of 2012.

Income tax expense increased 5%, primarily reflecting a higher effective rate for state income taxes ($7 million) and higher pre-tax income in 2013 ($6 million).

Outlook

In 2014, Dominion Gas expects to experience a decrease in net income as compared to 2013. Dominion Gas’ anticipated 2014 results reflect the following significant factors:

•	An increase in depreciation and amortization;

•	Higher operating and maintenance expenses; and

•	Higher interest expense driven by new debt issuances; partially offset by

•	Increased gas transmission and storage revenues from the construction and operation of growth projects; and

•	Increased revenues in its gas distribution operations from its PIR and AMR programs.

Liquidity and Capital Resources

Dominion Gas depends on both internal and external sources of liquidity to provide working capital and as a bridge to long-term debt financings. Short-term cash requirements not met by cash provided by operations will generally be satisfied with proceeds from short-term borrowings from Dominion under an intercompany revolving credit agreement (“IRCA”). Long-term cash needs are met through issuances of debt securities and/or capital contributions from Dominion. Dominion Gas intends to execute its growth strategy by maintaining a capital structure that balances its outstanding debt and equity (with all equity continuing to be held by Dominion) in a manner that will support strong investment grade credit ratings.

A summary of Dominion Gas’ cash flows is presented below:

First Quarter	2014	2013
(millions)
Cash and cash equivalents at January 1	$8	$12
Cash flows provided by (used in):
Operating activities	113	186
Investing activities	(79)	(55)
Financing activities	(28)	(138)

Net increase (decrease) in cash and cash equivalents	6	(7)

Cash and cash equivalents at March 31	$14	$5

Year Ended December 31,	2013	2012
(millions)
Cash and cash equivalents at beginning of year	$12	$6
Cash flows provided by (used in):
Operating activities	698	629
Investing activities	(460)	(952)
Financing activities	(242)	329

Net increase (decrease) in cash and cash equivalents	(4)	6

Cash and cash equivalents at end of year	$8	$12

Operating Cash Flows

For the first quarter of 2014 versus 2013, net cash provided by operating activities decreased by $73 million, primarily due to changes in working capital items.

For the year ended 2013 versus 2012, net cash provided by operating activities increased by $69 million, primarily due to higher gas transmission margins and an increase in deferred revenues associated with the assignment of Marcellus acreage, partially offset by higher income tax payments.

Dominion Gas believes that its operations provide a stable source of cash flow to contribute to planned levels of capital expenditures and provide distributions to Dominion.

The Company’s operations are subject to risks and uncertainties that may negatively impact the timing or amounts of operating cash flows, and which are discussed in “Risk Factors” contained in Exhibit 99.2 to the Report.

Credit Risk

Dominion Gas maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends and other information. Management believes, based on credit policies and the December 31, 2013 provision for credit losses, it is unlikely that a material adverse effect on financial position, results of operations or cash flows would occur as a result of counterparty nonperformance. See Note 19 to the Audited Consolidated Financial Statements and Note 14 to the Unaudited Consolidated Financial Statements for more information.

Investing Cash Flows

For the first quarter of 2014 versus 2013, net cash used in investing activities increased by $24 million, primarily due to lower proceeds from the sale of assets to an affiliate.

For the year ended 2013 versus 2012, net cash used in investing activities decreased by $492 million, primarily due to lower capital expenditures and increased proceeds received in 2013 from the sales of assets.

Financing Cash Flows and Liquidity

Prior to October 2013, Dominion Gas relied solely upon intercompany borrowings and capital contributions from Dominion to meet its capital requirements not satisfied by cash from operations. Prospectively, Dominion Gas will also rely on debt capital markets as a significant source of funding for such capital requirements. The Company’s ability to borrow funds or issue securities and the return demanded by investors are affected by credit ratings. In addition, the raising of external capital will be subject to certain regulatory requirements, including the Company’s intention to conduct future registered offering transactions.

For the first quarter of 2014 versus 2013, net cash used in financing activities decreased by $110 million, primarily due to the issuance of affiliated current borrowings in 2014, as compared to repayment in 2013, partially offset by a distribution payment to Dominion in 2014.

For the year ended 2013, net cash used in financing activities was $242 million compared to net cash provided by financing activities of $329 million in 2012, primarily reflecting lower net debt issuances and higher distribution payments.

Long-Term Debt

Dominion Gas issued $1.2 billion principal amount of unsecured senior notes (that is, the Original Notes) in a private placement in October 2013 and is the primary financing entity for Dominion’s regulated natural gas businesses. Dominion Gas used the proceeds from this offering to acquire intercompany long-term notes from Dominion and to repay a portion of its IRCA balances with Dominion. The senior notes are not guaranteed by Dominion, its subsidiaries or Dominion Gas’ subsidiaries. As of March 31, 2014, Dominion Gas had not issued any additional long-term debt.

Credit Facilities

In May 2014, Dominion Gas, along with Dominion and Virginia Power, entered into a $4 billion revolving credit agreement with a syndicate of lenders which will mature on April 24, 2019, unless extended, and bears interest at a variable rate. This credit facility amends and restates the $3 billion credit facility originally entered into by Dominion and Virginia Power in 2010 and adds Dominion Gas as a potential borrower. The credit facility could be used to support bank borrowings and the issuance of commercial paper by Dominion Gas, Dominion and/or Virginia Power, as applicable, as well as to support up to $1.5 billion of aggregate letters of credit. Dominion Gas’ current sub-limit under the credit facility is $500 million, all of which is currently available, and can be increased or decreased multiple times per year, up to a maximum of $1 billion.

Also in May 2014, Dominion Gas, along with Dominion and Virginia Power, entered into a $500 million revolving credit agreement with a syndicate of lenders which will mature on April 24, 2019, unless extended, and bears interest at a variable rate. This credit facility amends and restates the $500 million credit facility originally entered into by Dominion and Virginia Power in 2010 and adds Dominion Gas as a potential borrower. The credit facility could be used to support bank borrowings, letters of credit and the issuance of commercial paper by Dominion Gas, Dominion and/or Virginia Power, as applicable. Dominion Gas’ current sub-limit under the credit facility is $0 and can be increased or decreased multiple times per year.

The agreements associated with Dominion Gas’ external credit facilities contain restrictions on ratio of debt to total capitalization. These limitations did not restrict Dominion Gas’ ability to pay dividends or receive dividends from its subsidiaries at the time the credit facilities were entered into in May 2014. See “Debt Covenants” below for additional information.

Debt Covenants

Commencing with the October 2013 offering of the Original Notes, and again, in connection with establishing its external credit facilities in May 2014, Dominion Gas has entered into enabling agreements. These agreements contain covenants that, in the event of default, could result in the acceleration of principal and interest payments; restrictions on distributions relating to its membership interests, including dividends, redemptions, repurchases, liquidation payments or guarantee payments; and, in some cases, termination of credit commitments unless a waiver of such requirements is agreed to by the lenders. These provisions are customary and not unique to the Dominion Gas agreements. The covenants include:

•	The timely payment of principal and interest;

•	Information requirements, including submitting required financial reports filed with the SEC and information about changes in Dominion Gas’ credit ratings to lenders and/or the trustee under the indenture pertaining to the Notes;

•	Performance obligations, audits/inspections, continuation of the basic nature of business, restrictions on certain matters related to merger or consolidation, and restrictions on disposition of all or substantially all assets; and

•	Limitations on liens.

Prospectively, Dominion Gas will receive short-term funding from Dominion in the form of an IRCA. Dominion could fund the IRCA through its commercial paper program or through borrowings under its credit facilities, which are shared with Virginia Power and Dominion Gas as named co-borrowers. A default by Dominion or Virginia Power under the credit facilities would impact Dominion’s ability to fund the IRCA.

Dominion Gas is required to pay annual commitment fees to maintain its external credit facilities. In addition, the credit agreements contain various terms and conditions that could affect Dominion Gas’ ability to borrow under the facilities. They include a maximum debt to total capital ratio and cross-default provisions that apply separately to each borrower.

As of May 2014 when the facilities were entered into, Dominion Gas’ calculated total debt to total capital ratio, pursuant to the terms of the credit agreements, was as follows:

Maximum Allowed Ratio	Actual Ratio(1)
65%	41.4%

(1)	Indebtedness as defined by the bank agreement does not include AOCI reflected as equity in the Consolidated Balance Sheets.

If Dominion Gas, Dominion or Virginia Power or any of these companies’ material subsidiaries, as defined in the credit facilities, fails to make payment on various debt obligations in excess of $100 million, the lenders could require that company to accelerate its repayment of any outstanding borrowings under the credit facilities and the lenders could terminate their commitments to lend funds to that company. Accordingly, any default by Dominion or Virginia Power will not affect the lenders’ commitments to Dominion Gas.

Other than the changes discussed above, there have been no material changes to debt covenants, nor any events of default under Dominion Gas’ debt covenants.